Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333‑43531, 333-129898, 333-201281 and 333-136099) on Form S-8 of our report dated March 3, 2017, relating to our audit of the consolidated financial statements of Community West Bancshares (which report expresses an unqualified opinion), appearing in this Annual Report on Form 10-K of Community West Bancshares for the year ended December 31, 2016.

/s/ RSM US LLP

Las Vegas, Nevada
March 3, 2017